EXHIBIT A

Glacier Water Announces First Quarter Results

    VISTA, Calif.--(BUSINESS WIRE)--xx--Glacier Water Services Inc. (Amex:HOO) announced financial results for the quarter ended March 28, 2004.
    Brian McInerney, chief executive officer of Glacier Water, said, "The acquisition of Water Island during the forth quarter of 2003 and the successful integration of those locations provided positive momentum during the first quarter. Revenues increased 6.1% to $17,546,000, despite the impact of the California grocery strike during the first quarter."
    Revenues for the quarter ended March 28, 2004 increased $1,013,000 to $17,546,000 as compared to the same quarter a year ago. The revenue improvement was driven primarily by the acquisition of Water Island during the fourth quarter of 2003, offset by the impact of the retail grocer's strike in California.
    For the quarter ended March 28, 2004, the company's income from operations was $729,000 as compared to $538,000 for the same period a year ago. The improvement was driven by revenue growth and a reduction in depreciation and amortization expense as compared to the same quarter a year ago.
    The company's net loss applicable to common stockholders for the quarter ended March 28, 2004, was $1,201,000 or $0.57 per basic and diluted share, compared to a loss of $968,000 or $0.34 per basic and diluted share for the same quarter last year. The increase was driven primarily by the increased interest expense resulting from the increase in Trust Preferred Securities outstanding.
    With approximately 15,300 machines located in 39 states throughout the United States, Glacier is the leading provider of high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations.
    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the Company which involve risks and uncertainties which are detailed further in the filings of the company with the Securities and Exchange Commission, including, but not limited to, the company's Annual Report on Form 10-K for the year ended December 28, 2003.



            Financial Results Glacier Water Services Inc.
                     Summary Financial Information
               (Dollars in thousands, except share data)
                              (unaudited)


                                                   Three Months Ended
                                                ----------------------
                                                   March 28, March 30,
                                                     2004       2003
                                                ----------------------

Revenues                                           $17,546    $16,533

Operating costs and expenses:
     Operating expenses                             11,676     10,670
     Depreciation and amortization                   2,510      2,961
                                                ----------------------
           Cost of goods sold                       14,186     13,631

     Selling, general and administrative
      expenses                                       2,631      2,364
                                                ----------------------
          Total operating costs and expenses        16,817     15,995
                                                ----------------------

Income from operations                                 729        538
                                                ----------------------

Other (income) expenses:
     Interest expense                                1,930      1,450
     Investment (income) expense                        --         24
                                                ----------------------
         Total other expense                         1,930      1,474
                                                ----------------------

Loss before income taxes                            (1,201)      (936)
Income tax benefit                                      --         --
                                                ----------------------
Net loss                                            (1,201)      (936)

Preferred dividends                                     --         32
                                                ----------------------
Net loss applicable to common stockholders         $(1,201)     $(968)
                                                ======================

Basic and diluted loss per common share:
   Net loss applicable to common stockholders       $(0.57)    $(0.34)
                                                ======================
       Weighted average shares used in
        calculation                              2,119,483  2,857,293


    CONTACT: Glacier Water Services Inc.
             W. David Walters, 760-560-1111